Exhibit 11.1

SAFETYTEK CORPORATION STATEMENT OF COMPUTATION OF NET INCOME PER SHARE


                                            Three Months Ended         Nine Months Ended
                                                 March 31,                March 31,
                                            1996          1995         1996         1995
                                            ----          ----         ----         ----
Net income                              $  690,800       939,300     2,371,900   2,334,700
                                        ==========     =========     =========   =========

     Computation of weighted
     common and common equivalent
     shares outstanding:

        Common stock                     3,221,327     3,187,098     3,213,412    3,183,914

        Common stock
         equivalents                       234,503       215,742       247,775      191,439
                                        ----------    ----------    ----------    ---------

     Weighted common and common
     equivalent shares used
     in the calculation of
     income per share                    3,455,830     3,402,840     3,461,187    3,375,353
                                         =========     =========     =========    =========

Net income per common share            $       .20           .28           .69          .69
                                       ===========     =========     =========    =========
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